Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Dreyfus BNY Mellon Funds, Inc.:

We consent to the reference to our firm name under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information with respect to Dreyfus Yield Enhancement Strategy Fund (a series of Dreyfus BNY Mellon Funds, Inc.) filing on Form N-1A included herein,

New York, New York
February 18, 2014